# FRANCHISE SERVICES AND SALES AGREEMENT

This Franchise Services and Sales Agreement ("Agreement") entered into as of this 1st day of July 2010 ("the Effective Date"), by and between **Franchise Growth Systems, Inc., an Arizona corporation** ("FGS"); MK Automotive, Inc. ("hereinafter referred to as the Client"), (collectively, FGS, and the Client shall be referred to hereinafter as "the Parties").

## RECITALS

WHEREAS, FGS has extensive background, experience and expertise, in, among other things, locating and determining the suitability and qualifications of franchisee candidates, franchise brokerage and support activities, and the development of franchise systems;

WHEREAS, FGS is willing to provide franchise brokerage and other franchise-related services to Client utilizing FGS' background, experience and expertise;

WHEREAS, Client and the Principal(s) desire to have the FGS provide Client with these franchise brokerage and other franchise-related services; and

NOW, THEREFORE, for and in consideration of the mutual covenants hereinafter set forth, the Parties hereto agree as follows:

## AGREEMENT

1. **Recitals**. The Recitals are incorporated by reference and hereby made a part of this Agreement.

2. **Term and Renewal**. Beginning on the Effective Date, Client and the Principal(s) engage FGS to perform, and FGS agrees to perform, franchise sales and/or brokerage and other franchise-related services described on "Exhibit A" hereto (the "Services"). FGS will perform the Services in accordance with the standards and limitations this Agreement imposes. Client and the Principal(s) grant FGS the right to perform the Services on behalf of the Client for the term of one year from the Effective Date. If written notice of termination has not been given by either Client or FGS to the other Parties at least sixty (60) days prior to the expiration of the initial or any renewal term of this Agreement, this Agreement shall renew for an additional one year period with all terms and conditions of the Agreement staying the same.

3. **Performance of Services.**

   A. Subject to Paragraph 3.B, FGS will determine the manner in which the Services will be performed and the specific hours to be worked by FGS and its associates, employees and agents. Client will rely on FGS and FGS' associates, employees and agents to work the number of hours required in FGS' judgment to fulfill FGS' obligations under this Agreement. In any event, services by FGS shall not commence prior to the receipt of a signed original or facsimile copy of this Agreement by FGS.

   B. FGS will comply strictly, and will cause its associates, employees and agents to comply strictly, with all laws and regulations that apply to their performance of Services on Client's behalf, including, without limitation, the Federal Trade Commission's trade regulation rule on franchising and the franchise and business opportunity disclosure laws of various states. FGS is responsible for registering itself as a franchise broker directly with all state franchise authorities where applicable. If required by law, FGS and its associates, employees and agents will deliver and obtain receipts for Franchise Offering Circulars or Franchise Disclosure Documents furnished by Client, will not make any statements that are inconsistent with the disclosures in Client's Franchise Offering Circular or Franchise Disclosure Document, and will not communicate with any prospective franchise candidate in any state in which the registration of a franchise program is required unless and until Client has advised FGS that Client's franchise program has been registered or exempt from registration in that state. No agent of FGS will undertake sales activities until they are properly disclosed and any regulatory compliance obligation have been met in every registration state.

   C. During the term of this Agreement, neither FGS nor its affiliates shall represent or perform any franchise brokerage services for any other franchisor that is substantially the same to the Client's business.

4. **Compensation.**

   A. Client agrees to pay FGS for the Services described in "Exhibit A" according to the Fee Payment Schedule attached as "Exhibit B" hereto.

   B. Client shall pay for any lodging, travel related expenses, conference fees, and expos or franchise show fees incurred by FGS personnel which have been approved by the Client.

5. **Termination.**

   A. Termination without Cause. This Agreement may be terminated by either Client or FGS with one hundred twenty (120) days prior written notice to the other for any reason whatsoever; provided however, that this Agreement may be terminated upon 60

Initials
Client
FGS
Date: 2/9/10

days notice if, within the first six months of this Agreement FGS has not sold any Regional or Master Development Franchises. In the event of such termination, FGS shall have the obligation to continue to sell franchises for the Client during the remaining term of this Agreement.

B. Termination with Cause. This Agreement may be terminated by either Client or FGS for cause with thirty (30) days prior written notice to the other Party. In the event of such termination, FGS shall cease selling franchises upon receipt of notice, unless the cause is in the process of being cured or has been cured as set forth below.

C. Compensation Post-Termination. In the event that this Agreement is terminated, FGS shall have the right to continually receive any and all such compensation as described in the Fee Payment Schedule, attached as Exhibit B hereto.

D. Cause Defined. A termination for cause occurs where a Party has breached any term or conditions of this Agreement and such Party has not cured the reason for the breach within the thirty (30) day cure period. A written notification of each cause for termination must be submitted for the intent to give opportunity for cure.

E. Franchise Sold. For purposes of this section, a franchise has been sold when a franchisee and Client have signed a franchise agreement and Client has received the initial franchise fee due pursuant to the franchise agreement.

6. **Duties of Client.** In addition to any duties specified in this Agreement, the Client shall be responsible for the following:

A. Legal and Financial Package: Client agrees to provide FGS and the Client's designated franchise attorney with any and all requested information necessary to complete, update and register the legal documents necessary for compliance with any and all laws that regulate franchise advertising and related sales activities. Such documents include, but are not limited to the franchise offering circulars and/or franchise disclosure documents, franchise agreements, registered trade or service marks, and any required financial statements. Client agrees that it is solely responsible for any legal, accounting, or other expenses connected with the completion of any such material.

B. Training and Support Manuals: Client agrees to design, develop, prepare, create and professionally package any and all manuals necessary for a franchise basic training, advanced training and on-going operational field support. Additionally, Client shall create an Operations manual, which shall be updated from time to time and as necessary for the benefit of its franchise system.

C. Training and Support Programs: Client agrees to create, conduct and update any franchise initial basic training program at a designated Training Center. Additionally Client agrees to provide and conduct all advanced training, on-going field support and all necessary seminars to keep its franchises current with the Client's franchise system and competitive in the industry.

D. Innovation, Research and Development: Client agrees to continually innovate and perform research and development to enhance its system, make it more efficient and increase revenues for its franchisees.

E. Franchise Sales and Marketing Materials: Client shall be responsible for providing and maintaining suitable, accurate and professional franchise sales materials at the request of FGS. FGS shall not incur any cost for these sales and marketing materials. The FGS name and brand shall be included on marketing materials prepared and sent to potential candidates.

F. Franchise Agreement Negotiation: Client shall be responsible for completing final negotiations on all franchise agreements and deliver final agreements to franchise candidates within proper time frames as defined by current franchise law and good business practices.

7. **Review and Approval of Franchisees.** Client shall review the talents, abilities, financial and other necessary qualifications of each new prospective franchisee that FGS presents to Client as having satisfied Client's qualifications for new franchisees. Client shall retain the sole right to approve all franchisees, whether or not FGS believes that the franchisee satisfied Client's criteria.

8. **Independent Contractor Status.** Client and the Principal(s) acknowledge and agree that FGS is an independent contractor and shall not be construed as an employee of Client or the Principal(s). FGS is free to engage in other businesses or activities it desires, so long as such activities do not interfere with or conflict with the terms of this Agreement and FGS' contractual obligations hereunder.

9. **Exclusivity.** During the terms set forth in this Agreement, Client and the Principal(s) agree to use FGS exclusively for the Services being provided by FGS to Client under this Agreement.

10. **Indemnification.**

A. By Client. Client agrees to indemnify and hold FGS harmless of and from any and all claims, demands, liabilities, expenses, (including, but not limited to reasonable attorney's fees in defense of same) for any misrepresentation contained in the

franchise disclosure documents or any approved marketing documents, or non-compliance of the Client with the terms of any single-unit, multi-unit, area development, master, or regional developer franchise agreement, or any other claims made against FGS as a result of information or instructions provided by Client. Actions caused by or arising out of the fraud or gross negligence of FGS are excluded.

B. By FGS. FGS agrees to indemnify and hold Client harmless from all claims that arise from any and all claims, demands, liabilities, or expenses (including, but not limited to reasonable attorney's fees in defense of same) for any misrepresentation on the part of FGS which is not dependent upon information from Client relative to the basic disclosure documents, franchise agreements, advertising, promotion or from any other claim or activity of FGS. However, actions caused by or arising out of the fraud or gross negligence of Client are excluded.

11. **Confidentiality**. In connection with the performance of its services hereunder, Client may furnish to FGS certain information that Client regards as non-public in nature and highly proprietary and confidential. FGS may furnish Client certain information which FGS regards as non-public in nature and highly proprietary and confidential. All information to be supplied to each Party, including, but not limited to, financial information, income tax returns, real estate information, expansion plans, trade secrets, personnel information and all analyses, compilations, studies or other documents prepared by Client or FGS, its employees, agents, subsidiaries, or representatives (including attorneys, accountants and financial or investment advisors) which contain or otherwise reflect such information is hereinafter referred to as the "Information." In consideration of each Party making the Information available to each other, each Party agrees that the Information will be kept highly confidential and will be used by each Party, its agents, representatives and employees solely for the purpose of performing its services hereunder. Moreover, each Party agrees not to reveal the Information or any part thereof, to any person other than those of its agents, representatives and employees who have a reasonable need to know the Information for the purpose of performing each Party's services hereunder, each of whom have been, or shall be prior to receiving any of the Information, informed by each Party of the confidential and proprietary nature of the Information and each of whom shall have agreed to be bound by the terms and conditions of this provision of this Agreement. The confidentiality provisions of this Agreement shall be inoperative only as to such portions of the Information which (i) are already known to each Party at the time of disclosure, (ii) are or become generally available to the public other than as a result of a disclosure by each Party or its agents, representatives or employees in breach of the terms hereof; (iii) becomes available to each Party on a non confidential basis from a source (other than each Party or one of its agents, representatives or employees) which is not known by each Party to be bound by a confidentiality agreement or other obligation of secrecy to Client; or, (iv) is independently developed by each Party without reference to the Information.

12. **Governing Law and Forum Designation**. This Agreement, including the interpretation or any disputes hereunder, shall be governed by the laws of the State of Arizona without regard to any conflict of laws principles to be selected by the party, should a lawsuit be filed.

13. **Amendments**. This Agreement and any Exhibits hereto may be modified or amended only if the amendment or modification hereto is in writing and is signed by the Parties.

14. **Severability**. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

15. **Waiver of Contractual Right**. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waver or limitation of that Party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

16. **Injunctive Relief**. Nothing in this Agreement shall preclude the Client or FGS from seeking equitable relief, including injunction or specific performance, in any court having jurisdiction, in connection with the confidentiality provisions of this Agreement.

17. **No Frustration of Purpose.** Client and the Principal(s) agree that they will not engage in any conduct or activity designed or intended to frustrate, or which effectively frustrates, the purposes of this Agreement. Specifically, Client and the Principal(s) agree that they will not create or utilize affiliate or related companies to avoid Client's obligations to FGS under this Agreement, or any obligations of Client to FGS in the future.

Initials
Client ____
FGS ____
Date: 7/9/10

18. **Definitions of Franchise.** Unless otherwise defined in this Agreement, the following terms shall have the meanings set forth below:

A. Single-Unit Franchise is a franchise for one franchise in a contiguous area designated by the Client.

B. Multi-Unit Franchise is two or more single unit franchises to be acquired by a single franchisee.

C. Area Development Franchise is a franchise that requires the franchisee to open two or more franchises, as agreed upon with the Client, in a geographic area designated by the Client.

D. Master and/or Regional Developer Franchise is a franchise that requires the franchisee to provide assistance to the Client in identifying potential franchisees for the Client, to engage in selling franchises as a subfranchisor of the Client in a master or regional development area, and/or to provide certain types of on-going support and assistance to the franchisees in a defined master or regional development area. It will be required of the Master and/or Regional Developer Franchise to open a pilot office in their designated area unless the Client gives a written approval to waive that obligation.

F. Franchise is any of the foregoing types of franchises that Client is authorized to sell under federal and applicable state law.

19. **Successors and Assigns and Counterparts.** This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their transferees, successors and assigns, and may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the foregoing Agreement has been executed and delivered as of the Effective Date set forth above.

**FRANCHISE GROWTH SYSTEMS, INC.**

By: Dan Olsen, President

**CLIENT: MIKE'S MASTER MECHANICS**

Signature:

Printed Name: Mike Murphy

Position: Pres.

Date: 7/9/10

**EXHIBIT A**

**Services To Be Provided by FGS**

FGS shall provide the following Services to Client under the Agreement:

1. Franchise Sales. FGS shall provide the following services for Client: (i) the marketing of Client's franchises via the Internet, Broker/Consultants, and such other media as FGS and Client select; (ii) the recruitment and screening of franchise candidates for Client's franchises; and (iii) the referral to Client of qualified franchise candidates for Client's franchises. It is agreed and understood that the first and primary focus of FGS's engagement shall be the solicitation of Area Developers Master and/or Regional Developer Franchises. It also is understood and agreed that, without the prior approval of the Client (which may be withheld for any reason), there will be no sales of single franchises prior to the establishment of a Master or Regional Franchisee in that Area.

2. Sales Management and Marketing Support. Subject to the direction of Client, FGS will plan, direct and conduct franchise sales and marketing support for the Client. FGS shall provide Client with a monthly report identifying all prospective franchisees with which FGS has had contact, showing the name of the prospective franchisee, area where the prospective franchisee desires to operate a franchise.

3. Broker/Consultant Networks. FGS shall use its best efforts to establish franchise lead referral systems with its relationships with business brokers and franchise consultants. FGS shall use qualified leads generated by these Parties to sell single unit, multi-unit, area development, and master or regional development franchises. Client agrees to keep confidential and agrees not to use these business brokers and franchise consultants introduced by FGS to sell Client's own franchises without written permission by FGS during the term of the Agreement and for one (1) year after the termination of the Agreement. Any use of the Broker/Consultant networks resulting in any franchise sale within the one (1) year period will result in the full commission being paid by the Client to FGS, and also the finder fee to the Broker/Consultant.

4. Franchise Agreement Negotiation. FGS shall assist Client as necessary in the final negotiations of franchise agreements with franchise candidates.

5. Training and Support Services. FGS shall provide Client with training for Master and/or Regional Developer franchises, and provide other support services and systems to improve the Master and/or Regional Developer franchises' systems.

6. Franchise Advertising. FGS shall place Client's advertising materials on FGS's internal websites to help develop interested candidates for Client's franchises.

7. Franchise Disclosure Document Review. FGS shall review the Client's new Franchise Disclosure Document and submit recommendations for changes to Client to improve salability of the Franchise while emphasizing the protection of all parties.

8. Regional Franchise Mapping and Territory Planning. FGS shall analyze and prepare a manual containing maps and Regional Franchise territory information to properly describe the Regional Franchise territories and the pricing of said territories.

9. Franchise Consulting. FGS shall perform reasonable consulting services for the term of this Agreement especially in the franchise sales area to the Client to help solidify and build the franchise company.

10. Financial Analysis. FGS shall prepare an initial cash pro forma for the franchise company, regional franchise operation and unit franchisee operation for use in analyzing the different opportunities and will make reasonable periodic updates to the pro formas as future assumptions or input changes.

Initials
Client
FGS
Date: 7/9/10

**EXHIBIT B**

**Fee Payment Schedule**

Fees for the Services rendered by FGS or other sources under the Agreement will be paid as follows:

1. Sales Management Fee.

Client shall pay FGS a monthly franchise "Sales Management Fee" of three thousand three hundred eighty dollars ($3,380.00) by the 15th of each month for the term of the Agreement. The first payment shall be due upon execution of this Agreement. Client shall have the option of paying six months in advance to secure a 10% discount.

Notwithstanding the foregoing, if FGS has generated at least $100,000 of total sales within six (6) months from the date of this Agreement, FGS shall continue to sell franchises with no Sales Management Fee until franchise fees received by Client exceed the amount of Sales Management Fees paid.

Notwithstanding the foregoing, if FGS has generated at least $500,000 of total sales within twelve (12) months from the date of this Agreement, FGS shall continue to sell franchises with no Sales Management Fee contingent that FGS is able to continue to average at least one additional Master or Regional Franchise sale per month thereafter.

2. Commissions for Single-Unit, Multi-Unit and Area Development Franchise Sales.

a. If Client executes a Single-Unit, Multi-Unit, or Area Development Franchise Agreement with a prospect ("Franchisee") referred to Client by FGS with the assistance of a third-party broker or agent, Client shall pay to FGS a commission equal to 30% of all development and franchise fees that Client receives from the Franchisee. Client shall be responsible for paying any commissions or other fees receivable by the third-party broker or agent with respect to the transaction. The commission will be payable immediately upon Client's receipt of the related development and/or franchise fees from the Franchisee.

b. If Client executes a Single-Unit, Multi-Unit, or Area Development Franchise Agreement with a Franchisee referred to Client by FGS and no third-party broker or agent has participated in the Franchisee's recruitment, Client shall pay to FGS a commission equal to 50% of all development and franchise fees Client receives from such Franchisee. The commission will be payable immediately upon Client's receipt of the related development and/or franchise fees from the Franchisee.

3. Regional and Master Franchise Sales Commission Fees.

a. If Client executes a Master or Regional Developer Franchise Agreement with a prospect ("Master or Regional Developer Franchisee") referred to Client by FGS with the assistance of a third-party broker or agent, Client shall pay to FGS a commission equal to 24% of all development and franchise fees that Client receives from the Master or Regional Developer Franchisee. Client shall be responsible for paying any commissions or other fees receivable by the third-party broker or agent with respect to the transaction. The commission will be payable immediately upon Client's receipt of the related development and/or franchise fees from the Master or Regional Developer Franchisee.

b. If Client executes a Master or Regional Developer Franchise Agreement with a Master or Regional Developer Franchisee referred to Client by FGS and no third-party broker or agent has participated in the Franchisee's recruitment, Client shall pay to FGS a commission equal to 40% of all development and franchise fees Client receives from such Master or Regional Developer Franchisee. The commission will be payable immediately upon Client's receipt of the related development and/or franchise fees from the Franchisee.

c. In regard to all commissions, it is understood and agreed that the Client is not required to accept any sale in which the total commissions and fees exceeds 50% all development and franchise fees Client would receive from such sale.

d. It also is understood and agreed that FGS is not entitled to any commissions or fees received in regard to the sale of franchises by Master or Regional Developers.

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Client ____
FGS ____
Date: 7/9/10

4. Bonus.

Client will grant to FGS an option to acquire 1,000,000 shares of the Client's common stock (the "Option"). The option shall be exercisable at the greater of $0.50 per share or the market average trading price of the stock during its first 20 days of trading. The Option shall vest as follows:

| Amount Vested | Number of Master or Regional Developer Franchise Agreements Executed |
|---|---|
| 1/3 | 5 |
| | |
| 2/3 | 10 |
| | |
| 100% | 15 |

FGS shall be able to exercise vested options for three years from the grant date.

Additionally, the Client shall grant to FGS a Master Franchise, in an area to be mutually agreed upon at the market price minus the franchise sales and broker commissions. The Client shall be deferred and paid out of 25% of the franchise and royally fees paid to FGS out of the sale of franchises in their territory and from royalties collected from operating franchises in their territory.

Initials
Client
FGS
Date: 7/9/'10